Exhibit 99

MK GOLD COMPANY

Eagle Gate Tower

60 East South Temple, Suite 2100

Salt Lake City, Utah, U.S.A., 84111

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK GOLD COMPANY REPORTS FIRST QUARTER 2003 RESULTS

Salt Lake City, Utah, May 15, 2003—MK Gold Company (OTCBB:MKAU) today reported results of operations for the first quarter ended March 31, 2003.

The Company reported a net loss of $342,000 for the first quarter of 2003 ($0.01 per share) on revenues of $425,000. For the same period in 2002, the Company reported net income of $317,000 ($0.01 per share) on revenues of $1,471,000. The decrease in profitability is primarily the result of reduced gains from sales of assets and decreased gold production at the Castle Mountain Mine.

Gold production for the first quarter of 2003 resulted from continued heap leaching. The Company’s attributable share of gold production was 1,228 ounces for the three months ended March 31, 2003 compared to 3,916 ounces for the three months ended March 31, 2002.

Exploration and project investigation costs were $120,000 for the three months ended March 31, 2003, compared to $93,000 for the same period in 2002. The Company continues to actively search for exploration and acquisition opportunities around the world. Exploration activities are currently focused in Nevada and Spain.

General and administrative expenses were $441,000 for the three months ended March 31, 2003, compared to $369,000 for the same period in 2002. During the first quarter of 2003, general and administrative expenses were higher due to legal, audit and payroll related costs.

At March 31, 2003, the Company had available resources of cash and cash equivalents of $992,000, equity securities of $384,000 and gold bullion of $124,000. The outstanding loan balance under the Company’s $40,000,000 credit facility with Leucadia National Corporation was $33,400,000. In May 2003, the credit facility was amended, effective January 2, 2003, to extend the expiration to January 3, 2005.

MK Gold is in the business of exploring for, acquiring, developing and mining mineral properties. Currently, the Company’s primary focus is the development of the Las Cruces copper project, in Spain. The Company is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 2100, Salt Lake City, Utah 84111.

For further information, contact John Farmer at 801-297-6900, or visit MK Gold Company’s website at www.mkgold.com.

Selected Financial Data

(thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
INCOME STATEMENT

Total Revenue	$425	$1,471

Total Operating Expenses	228	1,142

Gross Profit	197	329

Exploration Related Expenses	(120)	(93)
General and Administrative Expenses	(441)	(369)
Gain on Sale of Assets	2	564
Equity in Loss of Unconsolidated Affiliate	—	(128)
Bankruptcy recovery, net	34	—
Interest Expense	(7)	(6)
Investment Income	16	20

Income (Loss) before Income Taxes	(319)	317

Income Tax Expense	(23)	—

Net Income (Loss)	$(342)	$317

Basic and Diluted Income (Loss) per Common Share	$(0.01)	$0.01

Cautionary Statement for Forward Looking Information

This press release and statements by the Company in reports to its shareholders and public filings, as well as oral public statements by Company representatives, may contain certain forward looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The Company assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing and government approval to develop the project, potential delays in the development of the Las Cruces project, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to the Company’s majority shareholder and lender. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on forms 10-K and 10-Q.